Exhibit 10.17

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] – INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PREFERRED	POPCORN

1132 9th Road Chapman NE 68827 USA Phone: 308-986-2526 Fax: 308-986-2626 E-mail:info@preferredpopcom.com	Indiana location: 3055 West Bradford Road NE Palmyra IN 47164 Phone: 812-364-6123 Fax: 812-364-6105

CONTRACT REGARDING SALE OF GOODS No. 15-1-27

Seller:	Preferred Popcorn, LLC
1132 9th Road
Chapman, Nebraska 68827

Buyer:	Skinny Pop Popcorn
8135 Monticello Avenue
Skokie, Illinois 60076

1. Goods; Term. During the Term of this Agreement, Seller shall sell [**] popcorn (“Product”) to Buyer in fifty pound (50#) paper bags. The Term of this Agreement shall be from October 1, 2015 through September 30, 2016. Country of origin and manufacturers: USA

2. Orders: All orders for Product shall be placed with Seller in writing or by electronic communication.

3. Confirmation and Acceptance of the Orders: Upon receipt of Buyer’s order for Product at least [**] days prior to the date when Seller shall ship the product, Seller shall confirm to Buyer the date by when such Product shall be shipped within that time.

4. Time of Delivery. Seller shall deliver the Goods at the time requested by Buyer and in the quantities and assortments requested. Quantities will be measured by a container of approximately 45,000 pounds. Therefore, each delivery must be of a quantity that fully loads, but does not overload a container.

5. Place of Delivery. The goods shall be delivered to Skinny Pop Popcorn, Chicago, Illinois.

6. Seller to Package Goods. Seller will package Product in fifty pound (50#) paper bags.

7. Delivery. Delivery to Buyer’s designated location shall constitute delivery to Buyer. Seller will assume all risks of loss or damage to the products until they have been made available to the Buyer at the Buyer’s designated location. Once the products have been delivered to the Buyer, any risk of loss, damage or deterioration in the quality of the products, will be the responsibility of the Buyer. Any physical damage noted at time of unloading should be reported as soon as discovered to the local transportation authorities and Seller. Failure to provide prompt notification to Seller of physical damage at time of discovery will cause Buyer to lose its right to require indemnity for loss attributable to such physical damage. Any additional quality issues or concealed Product defect or insufficient/shorted amount of Product should be reported to Seller within [**] days of discovery. Failure to notify Seller in writing within this time frame of additional issues will cause Buyer to lose its right to require indemnity for loss attributable to such issues. Any physical damage during transportation of product from Seller to Buyer location shall be the responsibility of the Seller so long as Buyer shall have complied with the requirement herein to report physical damage to local transportation authorities and Seller.

8. Warranties. Seller warrants that the Product is of merchantable quality and are hereby guaranteed, as of the date of shipment, to be not adulterated or misbranded within the meaning of Federal Food, Drug and Cosmetic Act (the “Act”) and to comply with the Act and all other applicable law or applicable

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

regulations. Further, the Product is not a misbranded or hazardous substance or a banned hazardous substance within the meaning of those terms under the Federal Hazardous Substance Act. The Product is in good and merchantable condition, free from latent or patent defects, not adulterated in any manner, is manufactured from sound raw materials and its production is carried under sanitary conditions. The Product, at the time of shipment, is sound, wholesome products fit for human consumption and comply with all applicable health regulations and standards in the United States of America. Seller warrants that the Product is sold to Buyer free and clear of any liens or claims of any third party other than Buyer. Seller warrants that the Product and its intellectual property do not infringe upon or violate any patent, design, trade name, trademark, copyright, trade dress, right of privacy or other similar proprietary or property right of any third party. Seller warrants that throughout the Term of this Agreement, the Product shall be of consistent quality substantially similar to the quality of goods previously presented to Buyer.

9. Price. The price is established at the following levels through the entire term of the contract:

[**]

10. Freight. Paid by the [**]

11. Payment Terms. Payment shall be made within [**] days from the date of the invoice. All sales of Products by Seller to Buyer shall be paid in readily available U.S. dollars.

12. Quantity. Provided that Seller is not in breach of this Agreement or any agreement that it might have with Buyer, Buyer shall purchase from Seller and Seller shall provide to Buyer a quantity of [**] pounds of the Product between October 1, 2015, and September 30, 2016. Both Seller and Buyer agree that the above mentioned quantities are approximate, and actual quantities purchased or delivered may vary plus or minus [**] without consequence to either party. Prior to the end of the contract period, Buyer will have the opportunity to purchase any quantity remaining on the contract at the contract price and Seller will store for delivery to the Buyer at a later date. If Buyer fails to pull the stated quantities or if Seller fails to provide stated quantities within the time period specified in this contract, the other party has the right to assess applicable damages, and such damage will cover lost profit, and direct costs, but shall not include consequential damages or indirect costs.

13. Cancellation Only For Cause. This Agreement is being made to cover the Product and is not subject to termination by either party, except subject to one or more of the following provisions:

a.	Buyer may terminate this Agreement upon [**] days-notice once it has purchased the Quantities referred to in Section 12 above;

b.	Either party may terminate the Agreement if the other party fails to comply with a material term, obligation or condition of the Agreement and does not remedy the failure within [**] days after receiving written notice, unless such material breach is not capable of being cured, in which case the Agreement shall be terminated [**] days after written notice of the breach, unless the non-breaching party desires the termination to be effective on a later date, which date shall be specified in the notice;

c.	Any of the parties may terminate this agreement upon thirty (30) days written notice in the event of a Change of Control of the other party. “Change of Control” means, with respect to the other party, a transaction or series of related transactions that results in (a) a sale of all or substantially all of the assets of such party, (b) the transfer of fifty percent (50%) or more of the outstanding voting power of such party (other than directly or indirectly to a parent or wholly-owned subsidiary of such party), or (c) the acquisition by a Person, by reason of any contractual arrangement or understanding with one or more Persons, of the right or power to appoint or cause to be appointed a majority of the directors or officers of such party. “Person” means any natural person, corporation, limited liability company, partnership, trust, governmental authority or other entity or body, corporate or incorporate, whether or not having distinct legal personality, and any member of any of the foregoing; or

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

d.	Buyer may terminate this Agreement immediately upon (i) Seller’s participation in fraud or criminal misconduct relating to the operation of Seller’s business or if Seller or any of its officers, directors or key employees is convicted of or found by or admits before a court or government agency of appropriate jurisdiction to have violated, or enters into a settlement or similar agreement with any such court or government agency with respect to an alleged violation of, any law; or (ii) any instance of suspected product tampering with or contamination of Seller’s products or legitimate report of serious health risks in connection with the consumption of Seller’s products, which in any such event described in subclauses (i) and (ii) could reasonably be predicted materially to affect the retail sale of the Product or the reputation of Seller or Retailer; or

e.	Either party may terminate this Agreement in the event of the bankruptcy, insolvency, reorganization or liquidation of the other party hereto or if the other party hereto ceases to operate its business in the ordinary course.

In the event of any termination as set forth above, Buyer shall not have any obligation to Seller.

14. Force Majeure. Seller shall not be responsible for non-delivery or delay in delivery in the whole or any portion of the Product where such non-delivery or delay in delivery is due to fire, strikes, embargoes, acts of God or the public enemy or any other cause whatsoever over which Seller has no control; provided, however, in the event of such a force majeure event lasting longer than [**] days, Buyer shall no longer be subject to the terms of Section 12 hereof and may terminate this Agreement immediately.

15. Insurance Coverage. Throughout the life of this Agreement, Seller will maintain comprehensive general liability insurance in the following amounts: Bodily Injury - $[**] per person, $[**] each occurrence; Property Damage - $[**] (excluding automobile) including Contract Liability coverage specifying this Agreement and Product Liability coverage naming Buyer as additional insured. Seller will promptly furnish a Certificate of Insurance to Buyer evidencing the coverage described in this paragraph.

16. Entire Agreement. This Agreement states the entire agreement between Seller and Buyer with respect to the subject matter hereof.

17. Modification. This Agreement can be modified or rescinded only by a writing signed by both of the parties.

18. Waiver. No claim or right arising out of a breach of this contract can be discharged in whole or in part by a waiver or renunciation of the claim, or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party.

19. Assignment; Delegation. No right or interest in this contract shall be assigned by either Buyer or Seller without the written permission of the other party, and no delegation of any obligation owed or of the performance of any obligation, by either Buyer or Seller shall be made without the written permission of the other party, in both cases, save to any of its affiliate companies which the relevant party directly or indirectly controls, is controlled by, or is under common control by it. Any attempted assignment or delegation shall be wholly void and totally ineffective for all purposes unless made in conformity with this paragraph.

20. Indemnification. Seller shall defend, indemnify and hold harmless Buyer, its affiliates, agents, officers, directors, shareholders, employees and the Distributor, from and against any and all liabilities, claims, suits, actions, losses and expenses (including attorneys’ fees and costs) based upon or arising out of the (i) the contents, manufacture, labeling, or packaging of the Product, or (ii) Seller’s performance of or failure to perform in accordance with the terms of this Agreement, (iii) Seller’s breach of any warranty set forth in this Agreement, or (iv) any claim based on the negligence, gross negligence or willful misconduct of the other party or of any of its employees, officers, directors or shareholders.

21. Confidentiality; Publicity. Both parties agree that the stipulations of this Agreement shall be considered by both as Confidential Information, therefore, it shall not be shared with third parties, except lawyers, accountants, or others acting on behalf of Buyer or Seller or others with a need to know pursuant to an appropriate NDA. Seller shall not use the name, logo or any other property right of Buyer without Buyer’s written consent.

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

22. Arbitration and Governing Law. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach thereof shall be decided by arbitration in accordance with the Rules of the American Arbitration Association (“AAA”) then existing, unless the parties mutually agree otherwise. Notice of the demand for arbitration shall be filed in writing with the other party to the Agreement and with the American Arbitration Association within [**] years after the claim, dispute or other matter in question has arisen. The seat of arbitration shall beat a location to be mutually agreed upon and the language of the arbitration shall be English. There shall be one (1) arbitrator who shall be appointed by the Chairman of the AAA. The arbitrator will have authority to grant equitable relief, if available. The award, except for punitive damages, will be final and judgment may be entered thereon in accordance with applicable law in any court of competent jurisdiction. This agreement will be governed by and construed in accordance with the applicable laws of the United States of America, State of New York, New York.

Seller	/s/ Norman Krug	Buyer	/s/ Steve Galinski
	Norman Krug		Steve Galinski
	President/CEO		Vice President of Supply Chain
	Preferred Popcorn, LLC.		Skinny Pop Popcorn

Date	February 14, 2015	Date	February 13, 2015

[**]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4